Exhibit 16.1

(AA LLP Letterhead)

April 26, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first, second, third, fourth and sixth paragraphs of Item 4 included in the Form 8-K dated April 22, 2002 of Metawave Communications Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP